ADVENTRX PHARMACEUTICALS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2007 FINANCIAL RESULTS

Conference call scheduled for March 13 at 1:30 p.m. (Pacific Time); simultaneous webcast at
www.adventrx.com

SAN DIEGO – March 13, 2008 – ADVENTRX Pharmaceuticals, Inc. (Amex: ANX), a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates primarily for the treatment of cancer and infectious disease, today reported financial results for the fourth quarter and year ended December 31, 2007.

Three-Month Period Ended December 31, 2007 Operating Results

ADVENTRX’s net loss was $5.4 million, or $0.06 per share, for the three-month period ended December 31, 2007, compared to a net loss of $4.3 million, or $0.05 per share, for the same period in 2006. Included in the net loss for the three-month period ended December 31, 2007 were non-cash, share-based compensation expenses amounting to $538,000, compared to $505,000 for the same period in 2006.

Research and development, or R&D, expenses increased by $827,000, or 27%, to $3.9 million for the three-month period ended December 31, 2007, from $3.1 million for the same period a year ago. The increase was primarily due to a $665,000 increase in expenses related to external research-related manufacturing, regulatory and quality assurance activities and a $137,000 increase in personnel and related costs. R&D expenses for the three-month period ended December 31, 2007 included non-cash, share-based compensation expense amounting to $260,000, compared to $143,000 for the same period a year ago.

Selling, general and administrative, or SG&A, expenses increased by $193,000, or 11%, to $1.9 million for the three-month period ended December 31, 2007, from $1.7 million for the same period a year ago. The increase was primarily due to a $201,000 increase in personnel and related costs and a $109,000 increase in market research consulting expense for ANX-530 and ANX-514, partially offset by a $78,000 decrease in non-cash, share-based compensation expense related to non-employee stock options and a $62,000 decrease in overall legal fees. SG&A expenses for the three-month period ended December 31, 2007 included non-cash, share-based compensation expenses amounting to $278,000, compared to $362,000 for the same period a year ago.

Interest income amounted to $438,000 for the three-month period ended December 31, 2007, compared to $455,000 for the same period a year ago.

Effective January 1, 2007, the Company adopted FASB Staff Position on No. EITF 00-19-2, Accounting for Registration Payment Arrangements (“FSP EITF 00-19-2”). Pursuant to FSP EITF 00-19-2, the Company determined that no contingent liability was required to be recognized as of December 31, 2007 relating to a class of warrants issued in July 2005 that contained a registration payment arrangement, and accordingly, the carrying amount of the warrant liability that had been reported in previous periods was eliminated. In applying the new method retrospectively, the comparative financial statements of prior periods have been adjusted to eliminate the fair value of the warrant liability.

Year 2007 Operating Results

The net loss for the year ended December 31, 2007 was $22.1 million, or $0.25 per share, compared to $28.7 million, or $0.39 per share, for 2006. Included in the loss for 2006 was a charge of $10.4 million of in-process research and development expense recorded in connection with the acquisition of SD Pharmaceuticals and eight of its product candidates. Included in the net loss for 2007 were non-cash, share-based compensation expenses amounting to $2.5 million, compared to $2.1 million for 2006.

R&D expenses increased by $3.9 million, or 33%, to $15.9 million for 2007, from $12.0 million for 2006. The increase in 2007 was primarily due to a $2.3 million increase in expenses related to external preclinical, research-related manufacturing, quality assurance and regulatory activities, a $1.5 million increase in personnel-related costs and a $223,000 increase in external clinical expenses. R&D expenses for 2007 included non-cash, share-based compensation expense amounting to $1.1 million, compared to $510,000 for 2006.

SG&A expenses increased by $1.4 million, or 20%, to $8.7 million for 2007, from $7.2 million for 2006. The increase in 2007 was substantially due to a $1.0 million increase in personnel and related costs and a $321,000 increase in legal fees, of which $204,000 was related to the enforcement of our rights under the Theragenex license agreement, which we terminated in August 2007. SG&A expenses for 2007 included non-cash, share-based compensation expenses amounting to $1.4 million, compared to $1.6 million for 2006.

Revenue of $500,000 in 2007 represented a license fee earned from licensing ANX-211, compared to no revenue earned in 2006. Interest income amounted to $2.2 million in 2007, compared to $1.2 million in 2006. The increase in interest income in 2007 was due to a higher average invested balance primarily as a result of an equity financing in November 2006 and a higher average interest rate in 2007.

During 2007, the Company made significant additions and changes to the management team, including the appointment of a vice president of commercialization and a vice president of regulatory affairs.

Balance Sheet Highlights

As of December 31, 2007, the Company had cash, cash equivalents and investments in securities totaling $33.5 million, with cash and cash equivalents of $14.8 million and short-term investments in securities of $18.7 million. Stockholders’ equity amounted to $31.0 million as of December 31, 2007.

Conference Call and Webcast

ADVENTRX management will host a conference call with simultaneous webcast to discuss fourth quarter and full-year results, provide a corporate update and take investors’ questions today at 1:30 p.m. Pacific/4:30 p.m. Eastern Time. Evan M. Levine, Chief Executive Officer and President, and Gregory P. Hanson, Chief Financial Officer and Senior Vice President, are scheduled to lead the call and will be joined by other members of the Company’s senior management. The conference call may be accessed by dialing (800) 896-8445 for domestic callers and (785) 830-1916 for international callers. The webcast will be available live via the Internet by accessing ADVENTRX’s website at www.adventrx.com under “Investors”. Replays of the webcast will be available on ADVENTRX’s website for 30 days and a phone replay will be available through March 18, 2008 by dialing 888-203-1112 and entering the pass code 3804583.

Annual Meeting

The Company’s 2008 Annual Meeting of Stockholders will be held on May 28, 2008, at 9:00 a.m. (Pacific Time) at the Company’s offices at 6725 Mesa Ridge Road, Suite 100, San Diego, California. All stockholders are invited to attend.

About ADVENTRX Pharmaceuticals

ADVENTRX Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates primarily for the treatment of cancer and infectious disease. The Company seeks to improve the performance and commercial potential of existing treatments by addressing problems associated with these treatment regimens. More information can be found on the Company’s web site at www.adventrx.com.

Forward Looking Statements

ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks and assumptions that, if they materialize or do not prove to be accurate, could cause ADVENTRX’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that ADVENTRX will be unable to raise sufficient capital to fund the projects necessary to meet its anticipated or stated goals and milestones; the risk that preclinical results are not indicative of the success of subsequent clinical trials and the results of pending clinical trials; the potential for ADVENTRX’s product candidates to receive regulatory approval for one or more indications on a timely basis or at all, and the uncertain process of seeking regulatory approval; other difficulties or delays in developing, testing, manufacturing, marketing and obtaining regulatory approval for ADVENTRX’s product candidates; the potential for regulatory authorities to require additional preclinical work or other clinical requirements to support regulatory filings; the market potential for ADVENTRX’s product candidates and ADVENTRX’s ability to compete in those markets; the scope and validity of patent protection for ADVENTRX’s product candidates; patent and non-patent exclusivity covering Navelbine® and Taxotere®; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to update any forward-looking statement as set forth in this press release to reflect events or circumstances arising after the date on which it was made.

Investor Contact:
ADVENTRX Pharmaceuticals
Ioana C. Hone
858-552-0866

[Tables to Follow]

	ADVENTRX Pharmaceuticals, Inc.
	(A Development Stage Enterprise)
	Summary Consolidated Financial Information
	(In 000s except for per share data)
Consolidated Statement of Operations
Data:
	Three months ended		Twelve months ended
	December 31,		December 31,

	2007	2006	2007	2006

	(unaudited)	(unaudited)
Revenues	$—	$—	$500	$—
Operating expenses:
Research and development	3,887	3,060	15,934	12,001
In-process research and development	—	—	—	10,422
Selling, general and administrative	1,884	1,691	8,679	7,236
Depreciation and amortization	48	49	198	177

Total operating expenses	5,819	4,800	24,811	29,836

Loss from operations	(5,819)	(4,800)	(24,311)	(29,836)
Interest income	438	455	2,169	1,164
Loss before income taxes	(5,381)	(4,345)	(22,142)	(28,672)
Provision for income taxes	—	—	—	—

Net loss	$(5,381)	$(4,345)	$(22,142)	$(28,672)

Net loss per share – basic and diluted	$(0.06)	$(0.05)	$(0.25)	$(0.39)

Weighted average shares – basic and diluted	90,253	83,092	89,913	73,988

Balance Sheet Data:
	2007	2006

Total cash and investments in securities	$33,463	$51,745
Net working capital	30,658	49,889
Total assets	34,542	52,798
Total liabilities	3,507	2,484
Stockholders’ equity	31,035	50,314